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                                                                    Exhibit 3.29

                         New Jersey Department of State
                        Division of Commercial Recording
               Certificate of Formation, Limited Liability Company

This form may be used to record the formation of a Limited Liability Company under and by virtue of New Jersey State law. Applicants must insure strict compliance with NJSA 42, the New Jersey Limited Liability Company Act, and insure that all applicable filing requirements are met. Applicants are advised to seek out private legal assistance before submitting filings to the Secretary's office.

1.   Name of Limited Liability Company:

2.   The purpose for which this Limited Liability Company is organized is:

3.   Date of formation:

4.   Registered Agent Name & Address (must be in NJ):
     The Corporation Trust Company
     820 Bear Tavern Road, West Trenton, New Jersey 08628

5.   Dissolution date:

6.   Other provisions (list below or attach to certificate):

The undersigned represent(s) that this filing complies with requirements detailed in NJSA 42. The undersigned hereby request(s) that they are authorized to sign this certificate on behalf of the Limited Liability Company.

Signature:                                           Date: